UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2013

FIBROCELL SCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA 19341

(Address of Principal Executive Office) (Zip Code)

(484) 713-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2013, Fibrocell Science, Inc. (the “Company”) entered into an employment agreement with Mr. David Pernock, which replaces the Company’s prior agreement with Mr. Pernock, pursuant to which Mr. Pernock will continue to serve as the Company’s Chief Executive Officer for an initial term ending December 31, 2016, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $490,000. Commencing in 2014, Mr. Pernock is entitled to receive an annual bonus payable subsequent to the issuance of the Company’s final audited financial statements, but in no case later than 120 days after the end of its most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The targeted amount of the annual bonus shall be 60% of Mr. Pernock’s base salary, although the actual bonus may be higher or lower.

Under the agreement, Mr. Pernock was granted a ten-year option to purchase 800,000 shares of Company common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of his employment agreement, or November 15, 2013. The options vest in equal quarterly installments over a four-year period commencing on February 15, 2014, provided Mr. Pernock is the Company’s Chief Executive Officer on each vesting date. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in the agreement, provided Mr. Pernock is employed by the Company within 60 days prior to the date of such change in control.

If Mr. Pernock’s employment is terminated at the Company’s election at any time, for reasons other than death, disability, cause (as defined in the agreement), a voluntary resignation or in the context of either party giving notice of non-renewal of the agreement, or by Mr. Pernock for good reason (as defined in the agreement), Mr. Pernock shall be entitled to receive severance payments equal to twelve months of Mr. Pernock’s base salary and of the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Pernock is terminated, at the Company’s election at any time, for reasons other than death, disability, cause, voluntary resignation or in the context of either party giving notice of non-renewal of the agreement, or (ii) Mr. Pernock terminates his employment for good reason, Mr. Pernock shall be entitled to receive severance payments equal to: (1) two years of Mr. Pernock’s base salary, (2) Mr. Pernock’s most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum 45 days following such termination, provided Mr. Pernock has executed and delivered (and not revoked) a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in the form attached to the agreement as an appendix. During the term of the agreement, and, if severance payments are being made, until 12 months thereafter, Mr. Pernock has agreed not to compete with the Company after termination of his employment.

The foregoing summary of the employment agreement, option grant and form of general release, do not purport to be complete and are qualified in their entirety by reference to the employment agreement and appendices thereto, which include the form of option grant and form of general release, attached hereto as Exhibit 10.1, which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Employment Agreement between Fibrocell Science, Inc. and David Pernock dated November 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fibrocell Science, Inc.

By:	/s/ Gregory Weaver
Gregory Weaver Chief Financial Officer

Date: November 18, 2013